Exhibit 10(2)

Form of Restricted Stock Grant Notice

[Grant Date]
[Vesting Date]

This grant of restricted stock awarded to you is subject to three-year cliff vesting and other terms and conditions specified in the Pfizer Inc. 2004 Plan and accompanying grant documentation.

These shares will be held in a trust and dividends will be reinvested into the trust over the duration of the three-year restriction period.

[Share Price]
[Shares Awarded]

TERMS AND CONDITIONS
OF THE
RESTRICTED STOCK AWARD
For [Grant Recipient]

Subject to certain terms and conditions as stated in this Terms and Conditions document, the Pfizer 2004 Stock Plan (the "Plan") and the accompanying grant certificate, you will receive shares of stock from Pfizer three years from the grant date.

1.        The number of shares you will be entitled to receive upon the vesting of your award is shown on the accompanying grant certificate.

2.        Restricted stock is actual stock that is subject to risk of forfeiture as explained below.  These shares will be held in a trust of which the Company is the beneficial owner.  U.S. recipients will be permitted to indirectly vote their allocated shares through the Trustee.  As a recipient you will have only a contractual and conditional right to the shares in the future (i.e., upon the vesting date).

3.        The grant is subject to 3-year cliff vesting from the grant date through the vesting date, conditioned upon your continued employment with the Company through the vesting date, provided however, that the restrictions will lapse (the shares will be payable to you) in the event of a change in control of the Company, or your death or total and permanent disability prior to the vesting date.

4.        Dividends will be received by and reinvested in the trust for the duration of the restriction period.  At the vesting date, you will receive shares reflecting any reinvested dividends assuming you are entitled to receive vested shares at that time.

5.        After the provisions relating to the removal of the restrictions have been satisfied, you will receive the number of shares awarded plus any shares purchased through dividend reinvestment.  You shall also be subject to the appropriate tax liability on the date the restrictions lapse.  In the United States we will withhold any tax due upon the payment of the shares from the shares that you are to receive.

6.        The shares will be held in trust in a restricted stock account set up for the Company until the provisions relating to removal of the restrictions have been satisfied.  Until that time, you will not have any ownership rights in the shares.  The shares of restricted stock awarded will become free of restrictions and non-forfeitable on the vesting date, as long as your employment continues with the Company through this date as explained in paragraph  3.  Only at that time will you take ownership of the shares - less any tax withholding.

7.        There are no tax consequences at the time of grant or during the restriction period.  After the provisions relating to removal of the restrictions have been satisfied, in most countries you will be treated as receiving taxable income equal to the fair market value of the stock on the date the restrictions lapse.  You are strongly advised to seek appropriate professional advice, however, as to how the tax or other laws in your country apply to your specific situation.

Data Privacy.  You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, Pfizer Inc and its subsidiaries and affiliates ("Pfizer") for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that Pfizer holds certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in Pfizer, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan ("Data").  You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere, and that the recipient's country may have different data privacy laws and protections than your country.  You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative.  You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data, as may be required, to a broker or other third party with whom you may elect to deposit any shares of stock acquired under the Plan.  You understand that Data may be held only as long as is necessary to implement, administer and manage your participation in the Plan as determined by Pfizer.  You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative.  You understand, however, that refusing or withdrawing your consent may adversely affect your ability to participate in the Plan.  For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

Nature of Grant.  In accepting the grant, you acknowledge that:

(1)      the Plan is established voluntarily by Pfizer Inc, it is discretionary in nature and it may be modified, suspended or terminated by Pfizer Inc at any time, as provided in the Plan and this agreement;

(2)      the grant of the shares is voluntary and occasional and does not create any contractual or other right to receive future grants of shares, or benefits in lieu of shares, even if shares have been granted repeatedly in the past;

(3)      all decisions with respect to current and future grants, if any, will be at the sole discretion of Pfizer Inc;

(4)      your participation in the Plan shall not create a right to further employment with Pfizer and shall not interfere with the ability of Pfizer to terminate your employment relationship at any time with or without cause;

(5)      you are voluntarily participating in the Plan;

(6)      the shares are an extraordinary item that do not constitute compensation of any kind for services of any kind rendered to Pfizer, and which is outside the scope of your employment contract, if any;

(7)      the shares are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;

(8)      regardless of whether you are an employee of Pfizer Inc, neither the grant nor any other related documents or agreements form, or will be interpreted to form, an employment contract or relationship with Pfizer;

(9)      the future value of the shares is unknown and cannot be predicted with certainty;

(10)    if you vest in your grant and obtain shares, the value of those shares acquired may increase or decrease in value;

(11)    no claim or entitlement to compensation or damages arises from termination of the Plan or diminution in value of the shares and you irrevocably release Pfizer from any such claim that may arise; and

(12)    notwithstanding any terms or conditions of the Plan to the contrary, in the event of involuntary termination of your employment, your right to receive shares and vest in shares under the Plan, if any, will terminate effective as of the date that you are no longer actively employed and will not be extended by any notice period mandated under local law; furthermore, in the event of involuntary termination of employment, your right to vest in shares after termination of employment, if any, will be measured by the date of termination of your active employment and will not be extended by any notice period mandated under local law.

        Responsibility for Taxes.  Regardless of any action Pfizer takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding ("Tax-Related Items"), you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and that Pfizer (1) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the grant, including the grant or lapse of the restrictions on the shares, the subsequent sale of shares acquired under the Plan and the receipt of any dividends; and (2) does not commit to structure the terms of the grant or any aspect of the grant to reduce or eliminate your liability for Tax-Related Items.

       You shall pay or make adequate arrangements satisfactory to Pfizer to satisfy all withholding and payment on account obligations of Pfizer. In this regard, you authorize Pfizer to withhold all applicable Tax-Related Items legally payable by you from your wages or other cash compensation paid to you by Pfizer or from proceeds of the sale of the shares.  Alternatively, or in addition, if permissible under local law, Pfizer may (1) sell or arrange for the sale of shares that you acquire to meet the withholding obligation for Tax-Related Items, and/or (2) withhold in shares, provided that Pfizer only withholds the amount of shares necessary to satisfy the minimum withholding amount.  Finally, you shall pay to Pfizer any amount of Tax-Related Items that Pfizer may be required to withhold as a result of your participation in the Plan that cannot be satisfied by the means previously described.  Pfizer may refuse to honor the exercise and refuse to deliver the shares if you fail to comply with your obligations in connection with the Tax-Related Items as described in this section.

       Governing Law and Documents.  This award is governed by, and subject to, United States federal and New York or Delaware state law, as applicable, except for the body of law pertaining to conflict of laws, as provided in the Plan, the requirements of the New York Stock Exchange, and the applicable laws of any foreign jurisdiction where the awards are granted under the Plan, as well as the provisions set forth in the Terms and Conditions.  If you have received this or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.

       Severability.  The provisions of these Terms and Conditions are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.